                                                                    EXHIBIT 2.1

                           SHARE PURCHASE AGREEMENT



                                 By and Among


                       BOULEVARD PRODUITS DE BUREAU INC.

                    122897 CANADA INC., 122898 CANADA INC.,

                      CORPORATE EXPRESS CANADA, INC. AND

                            CORPORATE EXPRESS, INC.






                                August 30, 1996

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----

ARTICLE I    AGREEMENT AND PURCHASE AND SALE;
             CLOSING..................................................   1

             1.1   Purchase and Sale..................................   1
             1.2   Purchase Price; Adjustments and Rights of
                   Set-Off............................................   2
             1.3   Payment Shares Purchase Price and the Notes
                   Purchase Price.....................................   3
             1.4   Closing............................................   4
             1.5   Escrow Arrangements................................   4
             1.6   Right of Set-Off...................................   5

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF
             COMPANY AND SELLERS......................................   5

             2.1   Capitalization.....................................   5
             2.2   No Liens on Shares, the A Notes, B Notes or
                   Company interests..................................   5
             2.3   Other Rights to Acquire Capital Stock..............   5
             2.4   Due Organization...................................   6
             2.5   Subsidiaries.......................................   6
             2.6   Due Authorization..................................   6
             2.7   Financial Statements...............................   7
             2.8   Absence of Changes or Events.......................   7
             2.9   Properties.........................................   8
             2.10  Licenses and Permits...............................   8
             2.11  Patents; Trademarks................................   9
             2.12  Compliance with Laws and Other Instruments.........   9
             2.13  Insurance..........................................  10
             2.14  Employee Benefits..................................  10
             2.15  Contracts and Agreements...........................  12
             2.16  Claims and Proceedings.............................  12
             2.17  Taxes..............................................  12
             2.18  Personnel..........................................  13
             2.19  Business Relations.................................  13
             2.20  Accounts Receivable................................  13
             2.21  Bank Accounts......................................  14
             2.22  Agents.............................................  14
             2.23  Warranties.........................................  14
             2.24  No Brokers.........................................  14

                                                                      Page
                                                                      ----

             2.25  Interests in Competitors, Suppliers, Customers,
                   etc...............................................  14
             2.26  Indebtedness to and from Officers, Directors,
                   Company, the Sellers and Employees................  14
             2.27  Undisclosed Liabilities...........................  15
             2.28  Environmental Matters.............................  15
             2.29  Information Furnished.............................  15
             2.30  Residency.........................................  15
             2.31  Conduct of the Business...........................  15
             2.32  Books and Records.................................  15
             2.33  Stand Alone.......................................  15

ARTICLE III  BUYER'S AND CEI'S REPRESENTATIONS AND
             WARRANTIES..............................................  16

             3.1   Due Organization..................................  16
             3.2   Capitalization....................................  16
             3.3   Due Authorization; Non-Contravention;
                   Approvals.........................................  16
             3.4   No Brokers........................................  16
             3.5   CEI Shares........................................  17
             3.6   SEC Filings; Disclosure...........................  17
             3.7   Exemption of Offering and Issuance of CEI
                   Shares............................................  17

ARTICLE IV   OTHER AGREEMENTS........................................  17

             4.1   Employment Agreements.............................  17
             4.2   Resignations of Clermont Pouliot and Herman
                   Pouliot...........................................  18
             4.3   Non-Competition Agreement.........................  18
             4.4   Transfer Restriction Agreement....................  18
             4.5   Further Assurances................................  18
             4.6   Conduct of the Business...........................  18

ARTICLE V    COVENANTS OF COMPANY AND SELLERS........................  18

             5.1   Conduct of Business Pending Closing...............  18
                   (a)  Negative Covenants...........................  18
                   (b)  Conduct of Business..........................  19
                   (c)  Notice of Breach.............................  19
                   (d)  Other Parties................................  19

                                                                      Page
                                                                      ----

                      (e) Access to Information.......................  19
                      (f) Transfer Restrictions.......................  20
                 5.2  Consents of Others..............................  20
                 5.3  Sellers' Efforts................................  20
                 5.4  Powers of Attorney..............................  20

ARTICLE VI       CONDITIONS TO OBLIGATION OF PARTIES TO
                 CONSUMMATE CLOSING...................................  20

                 6.1  Conditions to Buyer's Obligations...............  20
                      (a)  Covenants, Representations and
                           Warranties.................................  20
                      (b)  Consents...................................  20
                      (c)  Financial Condition........................  21
                      (d)  Material Adverse Change....................  21
                      (e)  Board Approval.............................  21
                      (f)  Documents to be Delivered by the Sellers
                           and the Company............................  22
                      (g)  Employment Agreements......................  22
                      (h)  Litigation.................................  22
                 6.2  Conditions to the Sellers', Shareholders' and
                      Company's Obligations...........................  22
                      (a)  Covenants, Representations and
                           Warranties.................................  22
                      (b)  Consents...................................  23
                      (c)  Payments...................................  23
                      (d)  Documents to Be Delivered by Buyer or
                           CEI........................................  23

ARTICLE VII      INDEMNIFICATION......................................  24

                 7.1  Indemnification of Buyer........................  24
                 7.2  Defense of Claims...............................  25
                 7.3  Tax Audits, etc.................................  25
                 7.4  Indemnification of the Sellers..................  25
                 7.5  Notice of Claim.................................  26
                 7.6  Arbitration Provisions..........................  26
                 7.7  Trust Provision.................................  26

ARTICLE VIII     SURVIVAL OF REPRESENTATIONS AND
                 WARRANTIES...........................................  26

                 8.1  Survival....................................  26

ARTICLE IX       MISCELLANEOUS....................................  27

                 9.1  Modifications...............................  27
                 9.2  Notices.....................................  27
                 9.3  Counterparts................................  29
                 9.4  Expenses....................................  29
                 9.5  Binding Effect; Assignment..................  29
                 9.6  Entire and Sole Agreement...................  29
                 9.7  Governing Law...............................  29
                 9.8  Invalid Provisions..........................  29
                 9.9  Public Announcements........................  30
                 9.10 Waiver......................................  30
                 9.11 Ratification; No Agency.....................  30
                 9.12 Headings....................................  30
                 9.13 Language Clause.............................  30
                 9.14 Knowledge Definition........................  30

                            EXHIBITS AND SCHEDULES


Exhibits
- --------

Exhibit A    -  Escrow Agreement
Exhibit B    -  Transfer Restriction Agreement
Exhibit C    -  Pouliot Non-Competition Agreement
Exhibit D    -  Opinion of Sellers and Company
Exhibit E    -  Joint Certificate of Payment
Exhibit F    -  Form of Amended Employment Agreements
Exhibit G    -  Opinion of CEI

Schedules
- ---------

   2.1          Share Ownership
   2.4A         Articles of Association of the Company
   2.4B         Jurisdictions Qualified to do Business
   2.7          Changes in Accounting Method and Practices
   2.8          Changes in ordinary course
   2.9          Property Interests
   2.10         Licenses and Permits
   2.11         Intellectual Property
   2.13         Insurance Policies
   2.14         Employee Benefits
   2.15         Contracts
   2.16         Litigation
   2.18         Personnel List
   2.20         Accounts Receivable
   2.21         Bank Accounts
   2.22         Agents
   2.23         Warranties
   2.25         Interests in Competitors
   2.26         Shareholder Debt
   2.27         Undisclosed Liabilities
   2.29         Information Furnished

   3.6          SEC Filings; Disclosure

                           SHARE PURCHASE AGREEMENT


          THIS SHARE PURCHASE AGREEMENT (the "Agreement") is entered into as of August 30, 1996, by and among BOULEVARD PRODUITS DE BUREAU INC., a Quebec corporation (the "Company"), 122897 CANADA INC. ("97 Inc."), 122898 CANADA INC. ("98 Inc."), each a Canadian corporation, (together, 97 Inc. and 98 Inc. shall be referred to as the "Sellers"), CORPORATE EXPRESS CANADA, INC., an Ontario corporation (the "Buyer") and CORPORATE EXPRESS, INC., a Colorado corporation ("Parent" or "CEI").

                                   RECITALS

          A. Sellers own all of the issued and outstanding shares of the Company (the "Shares").

          B. The Company is engaged in the sale and distribution of office products (the "Business").

          C. Buyer, an indirect, wholly-owned subsidiary of Parent desires to purchase from the Sellers, and Sellers desire to sell to Buyer, the Shares and the B Notes (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement and CEI desires to purchase from Sellers the A Notes (as hereinafter defined).

          NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:


                                   AGREEMENT

                                   ARTICLE I
                   AGREEMENT AND PURCHASE AND SALE; CLOSING

          1.1 Purchase and Sale. Upon the basis of the representations and warranties herein set forth, for the consideration to be received hereunder, and subject to the terms and conditions hereof, the Sellers (i) agree to sell, convey, transfer and deliver to Buyer at the Closing (as defined in Section 1.4 below), and Buyer agrees to purchase and accept from the Sellers at the Closing, the Shares and the B Notes (as hereinafter defined) free and clear of any and all liens, hypothecs, security interests, claims, charges, encumbrances and rights of others whatsoever, and (ii) agree to sell, convey, transfer and deliver to CEI at the Closing, and CEI agrees to purchase and accept from the Sellers at the Closing, the A Notes (as hereinafter defined), free and clear of any and all liens, hypothecs, security interests, claims, charges and encumbrances and rights of others whatsoever.

          1.2  Purchase Price; Adjustments and Rights of Set-Off.
               -------------------------------------------------

               (a) The purchase price for the Shares shall be $22,000,000, subject to the adjustments as set forth below (the "Shares Purchase Price"). All dollar amounts in this Agreement refer to Canadian dollars.

               (b) The Shares Purchase Price shall be adjusted dollar for dollar as follows (the "Purchase Price Adjustment"):

               (i) decreased by the amount that Tangible Shareholders' Equity (as defined in this Section 1.2(b) below), as reflected on Company's balance sheet for the period ended as of July 31, 1996 (the "Effective Date Balance Sheet") prepared using Canadian generally accepted accounting principles ("GAAP") in all material respects is less than Tangible Shareholders' Equity as reflected on the Company's May 31, 1996 balance sheet (the "Beginning Balance Sheet").

          For purposes of this Agreement, "Tangible Shareholders' Equity" shall equal:

                    (A) the total value of the Company's tangible assets (i.e. current assets plus fixed assets) as reflected on the Effective Date Balance Sheet, minus

                    (B) the total amount of the liabilities reflected on the Effective Date Balance Sheet.

          For purposes of determining the value of the Company's assets as of the Effective Date (as hereinafter defined), (i) new, undamaged inventory purchased within the six-month period immediately preceding the Effective Date shall be valued at the Company's actual net cost thereof (net of all discounts, and allowances), (ii) fixed assets (excluding buildings and computer equipment which shall be valued at net book value) shall be valued at the lower of net book value or fair market value, and (iii) all other inventory, if any, shall be valued at zero.

               (ii) decreased by the amount by which the Company's Debt as of the Effective Date exceeds $4,800,000. As used herein, "Debt" shall mean all long-term debt (including the current portion of long-term debt), notes payable, bank debt, capital leases, operating leases (excluding real estate leases) and accounts payable overstated terms, all of which amounts are shown on the Effective Date Balance Sheet.

               (iii) decreased by the amount, if any, by which the Company's pre-tax income for the 12-month period ending October 31, 1996 is less than $4,000,000, which amount will be calculated exclusive of any interest paid under the terms of the A Notes and the B Notes (as hereinafter defined) or other substituted instruments. For purposes of this Section 1.2(b), "pre-tax income" shall mean the earnings before taxes of the Company as will be shown on the Company's financial statements for the twelve months ending October 31, 1996 (the "October 31, 1996 Financials") to be audited (at the Company's sole expense) by Samson Belair Deloitte & Touche, in accordance with GAAP, consistently applied.

               (iv) Sellers agree that if any of the Company's accounts receivable existing on the Effective Date (as hereinafter defined) are not fully collected within 150 days thereafter, the Shares Purchase Price shall be reduced by the amount by which the total amount of such uncollected accounts exceed the reserve for doubtful accounts in the Effective Date Balance Sheet (the "Excess Uncollected Accounts"). The Excess Uncollected Accounts plus that amount's portion of the accrued interest shall be deducted from the Escrow Sum (as defined in Section 1.5) and paid to Buyer (the "Accounts Adjustment"). Upon any adjustment to the Shares Purchase Price pursuant to this subsection, Buyer shall cause the Company to assign to Sellers the Excess Uncollected Accounts.

         (c)   Prior to effecting any Purchase Price Adjustments pursuant to
Section 1.2(b), Buyer shall prepare and deliver to Sellers a written statement setting forth the adjustments to the Shares Purchase Price (the "Price Adjustment Statement"), which statement shall contain the reasonable details supporting such adjustments. Upon receipt of the Price Adjustment Statement, Sellers shall have 30 days to deliver to Buyer a written statement indicating whether the Sellers dispute any adjustment set forth in the Price Adjustment Statement and the reasons supporting such dispute (the "Notice of Dispute"). If Sellers do not timely deliver a Notice of Dispute hereunder, the Purchase Price Adjustments reflected in the Price Adjustment Statement shall be deemed accepted by the Sellers. If a Notice of Dispute is timely delivered, the parties shall use their best efforts to resolve such disputes promptly. However, if the parties are unable to resolve the matters raised in the Notice of Dispute within 15 days of receipt by Buyer of the Notice of Dispute, the parties shall submit the matters to the Montreal office of KPMG, which shall have 30 days from their receipt of a joint notice of controversy from Buyer and Sellers to resolve the matter. KPMG's resolution of the matters raised in the joint notice of controversy shall be final and binding on the parties. The party that loses in KPMG's resolution of the matters raised in the joint notice of controversy shall pay the fees of KPMG. If each party prevails in part, KPMG shall determine the appropriate allocation of the payment of its fees.

          (d) 97 Inc. is the holder of a promissory note from the Company dated August 29, 1996 in the face amount of $6,000,000 (the "97 Inc. A Note"), and a promissory note from the Company dated August 29, 1996 in the face amount of $500,000 (the "97 Inc. B Note"). 98 Inc. is the holder of a promissory note from the Company dated August 29, 1996 in the face amount of $6,000,000 (the "98 Inc. A Note"), and a promissory note from the Company dated August 29, 1996 in the face amount of $500,000 (the "98 Inc. B Note"). The 97 Inc. A Note and the 98 Inc. A Note shall be referred to as the "A Notes". The 97 Inc. B Note and the 98 Inc. B Note shall be referred to as the "B Notes". The purchase price for the A Notes and the B Notes shall be $13,000,000 (the "Notes Purchase Price").

     1.3  Payment of Shares Purchase Price and the Notes Purchase Price
          -------------------------------------------------------------

          (a)  The Shares Purchase Price shall be paid as follows:


          (i) At the Closing, as defined in Section 1.4, $17,000,000 shall be paid by the Buyer to Sellers, in proportion to their respective ownership interests in the Company immediately prior to Closing, in cash by wire transfer of funds pursuant to written instructions provided to Buyer by Sellers prior to Closing;

          (ii) At the Closing, as defined in Section 1.4, $5,000,000 shall be paid to the Escrow Agent, as defined in Section 1.5, in cash by wire transfer of funds to be held in escrow in accordance with the terms of
     Section 1.5 below.

          (b)  The Notes Purchase Price shall be paid as follows:

          (i) At the Closing, as defined in Section 1.4, 237,888 shares of Corporate Express, Inc. voting common stock, par value $.0002 per share ("CEI Shares"), having a value of $12,000,000 (as determined pursuant to subsection (c) below), shall be delivered by CEI to Sellers in exchange for the A Notes (118,944 shares to each of the Sellers);

          (ii) At the Closing, as defined in Section 1.4, $1,000,000 shall be paid by Buyer to Sellers in exchange for the B Notes, in cash by wire transfer of funds pursuant to written instructions provided to Buyer prior to Closing.

          (c) For purposes of determining the number of CEI Shares to be delivered pursuant to Section 1.3(b) (i) above, the CEI Shares shall be valued at the price equal to the average of the closing price of CEI Shares on the NASDAQ National Market for the five trading days immediately preceding the two business days immediately prior to the Closing (the "CEI Shares Price"). The number of CEI Shares issued to the Sellers shall equal the result of the division of $12,000,000 (converted to U.S. Dollars as of the Closing Date using the conversion rate set forth in the Wall Street Journal published on the date two days prior to Closing Date) by the CEI Shares Price.

          (d) Share issuance confirmations will be delivered to each Seller at Closing with share certificates for the CEI Shares to be delivered to each Seller within three business days after Closing. The CEI Shares delivered to Sellers shall be issued pursuant to Regulation S as promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 as amended (the "1933 Act").

     1.4 Closing. The closing (the "Closing") for the purchase of the Shares shall occur at 9:00 a.m. on August 30, 1996 (the "Closing Date"), at the offices of Sellers' counsel, or by facsimile and wire transfer should the parties otherwise agree. Notwithstanding the actual date of the Closing, the Closing shall be deemed effective for all purposes as of August 1, 1996 (the "Effective Date"). Buyer and the Sellers (as a group) shall each have a one-time right to postpone the Closing Date and/or the Effective Date for up to one month.

     1.5 Escrow Arrangements. Pursuant to an Escrow Agreement to be entered into among Buyer, the Sellers and Montreal Trust Company (the "Escrow Agent"), in substantially the form attached hereto as Exhibit A (the "Escrow Agreement"), $5,000,000 shall be delivered by Buyer to the Escrow Agent at the Closing. Such monies, together with all interest accrued thereon, are hereinafter referred to as the "Escrow Sum." On December 31, 1996, such portion of the Escrow Sum not previously claimed by or paid to Buyer as a Purchase Price Adjustment pursuant to Section 1.2(b) or as otherwise may be due Buyer under this Agreement, shall be disbursed to the Sellers in accordance with the terms of the Escrow Agreement in proportion to their percentage ownership of the Company immediately prior to the Closing.

     1.6 Right of Set-Off. If any payment due from Sellers to Buyer pursuant to the terms hereof as a result of any Purchase Price Adjustment or otherwise, is not made when due, the parties hereto agree that the Escrow Agreement shall give the Buyer the right to assert a claim to offset such amount against any payments that may be due to Sellers pursuant to the Escrow Agreement referred to in
Section 1.5 above.


                                  ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLERS

     Sellers and the Company jointly and severally represent and warrant to Buyer that:

     2.1 Capitalization. The authorized capital stock of the Company consists of 1,000 common shares with a par value of $10, an unlimited number of preferred shares, without par value, an unlimited number of special preferred shares, without par value and an unlimited number of special II preferred shares, without par value, of which 1,000 common shares (and no more) have been validly subscribed and issued and are outstanding as fully paid and non-assessable. All of the Shares are owned of record and beneficially by the Sellers, as shown on
Schedule 2.1 hereto. None of the Shares were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person or entity.

     2.2 No Liens on Shares, the A Notes, B Notes or Company Interests. Sellers own the Shares, the A Notes and B Notes free and clear of any mortgages, hypothecs, liens, restrictions, security interests, claims, rights of another, adverse interests, or encumbrances other than the rights and obligations arising under this Agreement, and none of the Shares is subject to any outstanding option, warrant, call, or similar right of any other person to acquire the same, and none of the Shares is subject to any restriction on transfer thereof except for restrictions imposed by the Company's articles and by-laws and any unanimous shareholders agreement. Sellers have full power and authority to convey good and valid title to the Shares, the A Notes and B Notes free and clear of any mortgages, hypothecs, liens, restrictions, security interests, claims, rights of another or encumbrances.

     2.3 Other Rights to Acquire Capital Stock. Except as set forth in this Agreement, there are no authorized or outstanding warrants, options, or rights of any kind to acquire from the Company any equity or debt securities of the Company, or securities convertible into or exchangeable for equity or debt securities of the Company, and there are no shares of capital stock of the Company reserved for issuance for any purpose nor any contracts, commitments, understandings or arrangements which require or may require the Company to issue, sell or deliver any additional shares of its equity or debt securities.

     2.4 Due Organization. The Company is a corporation, duly organized, validly existing, and in good standing under the Companies Act (Quebec) and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted through the Closing. Complete and correct copies of the letters patent and articles of continuance of the Company, and all amendments thereto, have been heretofore delivered to Buyer and are attached hereto as Schedule 2.4A. Set forth in Schedule 2.4B hereto is a list of each jurisdiction in which the Company is qualified to do business. Subject to the Company presently registering in the other jurisdictions listed in Schedule 2.4B hereto, the Company is qualified to do business in each jurisdiction in which the nature of its business or the ownership of its properties requires such qualification except where the failure to be so qualified does not and would not have a Material Adverse Effect (as defined in Section 2.8 below) on the Company. The Company is a private company within the meaning of the Securities Act (Quebec).

     2.5 Subsidiaries. The Company does not directly or indirectly have any subsidiaries or any direct or indirect ownership interests in any person, business, corporation, partnership, association, joint venture, trust, or other entity.

     2.6 Due Authorization. The Company and each of the Sellers have all requisite power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Company and the Sellers and by their respective officers and directors. This Agreement has been duly and validly executed and delivered by the Company and each of the Sellers and constitutes the valid and binding obligations of the Company and each of the Sellers, enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates, or other documents contemplated hereby) by the Company and the Sellers do not (a) violate any federal, provincial, municipal, or local law, rule, or regulation or any decree or judgment of any court or governmental, regulatory or administrative authority applicable to the Company or either of the Sellers, or their respective properties or assets, (b) violate or conflict with, or permit the cancellation of, or constitute a default under, any agreement to which the Company or either of the Sellers, as applicable, is a party, or by which any of them or any of their respective properties or assets are bound, (c) permit the acceleration of the maturity of any indebtedness of, or indebtedness secured by the properties or assets of, the Company or any of the Sellers, (d) violate or conflict with any provision of the articles or by-laws, as amended, of the Company, or of either of the Sellers, or (e) save and except for the consent of the board of directors of the Company and the consent of the shareholders of the Sellers (which consent have been obtained) require the consent of any person or entity, other than consents required to be obtained by Buyer.


     2.7 Financial Statements. The following Financial Statements of the Company have been delivered to Buyer by the Sellers and the Company except for the Financial Statements to be delivered pursuant to Section 2.7(c) below:

          (a) Audited balance sheet of the Company, dated as of October 31, 1995 and the unaudited May 31, 1996 (the "Balance Sheets");

          (b) Audited income statement of the Company for the 12 months ended October 31, 1995 and the unaudited income statement for the seven months ended May 31, 1996 (the "Income Statements"); and

          (c) Sellers and the Company shall prepare and deliver to Buyer the Effective Date Balance Sheet.

     Together, the Balance Sheets, Income Statements, and the Effective Date Balance Sheet, and the notes thereto shall be referred to herein as the "Financial Statements." The Financial Statements are (or will be) accurate, true and complete in all material respects, have been or will be prepared from the books and records of the Company in accordance with GAAP, consistently applied, and fairly or will fairly present the financial condition of the Company as of their respective dates and the results of operations for the periods covered thereby.

     Such Financial Statements do not (or will not) contain any items of special or non-recurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such Financial Statements include or will include all adjustments (including all normal recurring accruals for unusual or non-recurring items) considered necessary for a fair presentation, and no adjustments or restatements are necessary in respect of any items of an unusual or non-recurring nature, except as expressly specified therein. Except as disclosed in Schedule 2.7, there has been no material change in the method of accounting or keeping of its books of account or accounting practices of the Company for the two-year period ended on the Effective Date.

     2.8 Absence of Changes or Events. Except as disclosed in Schedule 2.8 and subject to Section 4.5 hereto, since May 31, 1996 (i) the Company has conducted its business only in the ordinary course and consistent with the requirements of
Section 5.1 below, (ii) the Company has not suffered any change, event or condition which has had or may have a Material Adverse Effect, as defined in this Section below, on the Company, and (iii) the Company has not acquired or disposed of any material assets or engaged in any material transaction other than in the ordinary course of business or as expressly contemplated by the terms of this Agreement.

     As used in this Agreement, "Material Adverse Effect" means any material adverse change in or effect on the condition (financial or otherwise), operating results, business, properties, assets, liabilities (contingent or otherwise), operations or prospects, or any adverse change in revenues, costs, backlog or relations with employees, agents, customers or suppliers, whether attributable to a single circumstance or event or an aggregation of circumstances or events. A Material Adverse Effect will not be deemed to occur unless such effect exceeds $10,000.


     2.9 Properties. Attached hereto as Schedule 2.9 is a list containing a description of all interests in real and immoveable property (including, without limitation, leasehold interests) and personal and moveable property utilized by the Company in the conduct of the Business. Except as expressly set forth on
Schedule 2.9, such real, personal, immoveable and moveable properties are free and clear of liens, security interests, hypothecs, mortgages, claims, adverse interests, rights of another, and encumbrances. The tangible assets of the Company, including, without limitation, the real premises leased or owned by the Company, are in good operating condition and repair, normal wear and tear excepted, and are free from any defects that would have a Material Adverse Effect on the Company. The Company has delivered or made available to Buyer copies of the deeds and other instruments as recorded by which the Company acquired its real and immoveable property and interests, and copies of all title insurance policies (if any), title opinions, abstracts, and surveys in the possession of the Company or the Sellers and relating to such property or interests. The Company is the sole and unconditional owner of (with good and marketable title in the case of real and immoveable property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real and/or personal, and whether tangible or intangible) that it purports to own, including all the properties reflected on the Financial Statements and all the properties, if any, acquired by the Company since the date of the last Financial Statements (except for personal property acquired and sold since the date of the last Financial Statements in the ordinary course of business and consistent with past practice). Except as set forth on Schedule 2.9, all material properties and assets of the Company are free and clear of all encumbrances and are not, in the case of real and immoveable property, subject to any rights of way, encroachments, homologations building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) any mortgages or security interests shown on the Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) any hypothecs or security interests incurred in connection with the purchase of property or assets after the date of the last Financial Statement (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) any liens and hypothecs for current taxes not yet due, and (d) with respect to real and immoveable property, minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of or could have a Material Adverse Effect on the Company. The operation of the properties and Business of the Company in the manner in which they are now and have been operated does not violate any zoning ordinances, municipal regulations, by-laws, building codes or other rules, regulations, or laws, except for any such violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no outstanding work orders or any matters under discussion by the Company in connection with work orders relating to the Business or any premises occupied or used by the Company. There are no covenants, servitudes, rights-of-way, or regulations of record which impair the uses of the respective properties of the Company for the purposes for which they are now operated.

     2.10 Licenses and Permits. Attached hereto as Schedule 2.10 is a list of all federal, provincial, municipal and local governmental licenses, regulatory and administrative licenses, certificates, and permits held or applied for by the Company which have a material effect on the Business, properties, or assets of the Company. The Company has complied with the terms and conditions of all such certificates, licenses, and permits, and no violation of any such certificate, license, or permit or the laws or rules governing the issuance or continued validity thereof has occurred other than violations (if any) which would not individually or in the aggregate have a Material Adverse Effect on the Company. No additional license, certificate, or permit is required from any federal, provincial, municipal or local government, regulatory or administrative agency or body thereof in connection with the conduct of the Business of the Company, which license, certificate or permit, if not obtained, would have a Material Adverse Effect on the Company.

     2.11 Patents; Trademarks. Attached hereto as Schedule 2.11 is a list and brief description of all patents, industrial designs, trademarks, trade names, copyrights, service marks or other intellectual property, or applications therefor, owned by or registered in the name of the Company or in which the Company has any rights, licenses, or immunities. The Company has furnished Buyer with copies of all license agreements to which Company is a party, either as licensor or licensee, with respect to any patents, industrial designs, trade marks, trade names, copyrights, service marks or other intellectual property. Except as described on Schedule 2.11 hereto, the Company has good and marketable title to, or the right to use, such assets, free and clear of any lien, pledge, hypothec, or claim or right of others, and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of the Company's Business as presently conducted without the payment of any royalty or similar payment. To the knowledge of the Sellers, the Company is not infringing on any patent right, industrial design, trade name, copyright, service mark or trade mark right of others, and neither Company nor any Seller is aware of any infringement by others of any such rights owned by the Company.

     2.12 Compliance with Laws and Other Instruments. (i) The Company has complied with all laws, rules, regulations, ordinances, orders, judgments and decrees (collectively, "Laws") now applicable to its Business, properties, assets or operations as presently conducted, save and except for such Laws the violation of which (if any) would not individually or in the aggregate have a Material Adverse Effect on the Company and (ii) the Company has not received any citations, notices or orders of non-compliance under any Law within the five years immediately preceding the Closing Date. Neither the ownership nor use of the Company's properties or assets nor the conduct of its Business conflicts with the rights of any other person, firm or corporation, violates or, with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its Articles or Bylaws as presently in effect, or any lien, hypothec, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which the Company is a party or by which it or its properties or assets may be bound or affected. Neither the Company nor any Seller is aware of any proposed Law, governmental taking, condemnation or other proceeding which would be applicable to the Company's Business, operations, properties or assets and which might have a Material Adverse Effect on the Company or the Business either before or after the Effective Date. No consent, qualification, order, approval or authorization of, or filing with, any governmental, regulatory or administrative authority is required in connection with the Sellers' or the Company's execution, delivery and performance of this Agreement and the consummation of any transaction contemplated hereby, except for such notification filings or other authorizations as Buyer may be required to make or obtain.

     2.13 Insurance. Attached hereto as Schedule 2.13 is a list of all policies of fire, liability, or other forms of insurance and all fidelity bonds held by or applicable to the Company or any property owned or leased by the Company, which Schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible or self-insured retention amount, limits of coverage, annual premium and expiry or renewal date. No event relating to the Company has occurred which will result in a retroactive upward adjustment of premiums under any such insurance policies, or which is likely to result in any prospective upward adjustment in such premiums and which would have a Material Adverse Effect on the Company. Premium amounts due and payable for all such insurance policies are paid in full through the Closing Date.

     2.14  Employee Benefits.
           -----------------

           (a) Schedule 2.14 lists all Employee Plans covering persons currently or formerly employed by the Company ("Employees"). The term "Employee Plan" includes any pension, retirement, savings, supplemental unemployment benefits, disability, medical, dental, health, life (including, without limitation, any individual life insurance policy under which any Employee is the named insured and as to which the Company makes premium payments, whether or not the Company is the owner, beneficiary or both of such policy), death benefit, group insurance, profit-sharing, deferred compensation, stock option, stock purchase bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, agreement, policy or commitment, whether or not any of the foregoing is funded or insured and whether written or oral, which is intended to provide or does in fact provide benefits to any or all current Employees, and (i) to which the Company is party or by which the Company (or any of the rights, properties or assets of the Company) is bound, (ii) with respect to which the Company has made any payments, contributions or commitments, or may otherwise have any liability (whether or not the Company still maintains such plan, trust, arrangement, contract, agreement, policy or commitment) or (iii) under which any current director, Employee or agent of the Company is a beneficiary as a result of his employment or affiliation with the Company. None of the Employee

Plans, nor any related trusts thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality and, to the knowledge of the Sellers, there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any investigation or proceeding.

          (b) Except as disclosed on Schedule 2.14, with respect to any Employee, the Company has no obligation to contribute to (or any other liability with respect to) any funded or unfunded Employee Plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current, future or former Employees (including their dependents and spouses) except for limited continued medical benefit coverage for former Employees, their spouses and their other dependents, and the Company is in compliance in all material respects with the continued medical and other welfare benefit coverage requirements of all applicable employee benefit laws.

          (c) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Plan or are reflected as a liability on the books of the Company and all contributions for any period ending on or before the Effective Date which are not yet due have been paid to each such Employee Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Plan.

          (d) Except as disclosed on Schedule 2.14, there is no agreement or promise, written or oral, of the Company to the effect that any Employee Plan may not be terminated at the Company's discretion at any time, subject to applicable law. Schedules 2.14 and 2.15 set forth a list and a summary description of all collective bargaining agreements, employment and consulting agreements, Employee Plans and other agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which the Company is a party or is bound or which relate to the operation of the Business with respect to current Employees. The Effective Date Balance Sheet reflects all accrued vacation and other benefits for the Company's employees, including, without limitation, any amounts due under any profit sharing agreements, as of the date thereof.

          (e) All of the Employee Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Employee Plans. To the knowledge of the Sellers, no fact or circumstance exists that could adversely affect the tax-exempt status of any Employee Plan.

          (f) All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Employee Plan, and no taxes, penalties or fees are owing or exigible under any of the Employee Plans.

          (g) No amendments have been made to any Employee Plan, no improvements to any Employee Plan have been promised, and no amendments or improvements to any Employee Plan will be made or promised prior to the Closing Date.

          (h) There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trust or other funding medium relating thereto, and neither the Company nor any of its agents or delegates has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

          (i) Each Employee Plan which is a funded plan is fully funded as of the Closing Date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor.

          (j) The Company has furnished to the Buyer true, correct and complete copies of all the Employee Plans as amended as of the date hereof together with all related documentation including, without limitation, funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Employee Plan, all material internal memoranda concerning the Employee Plans, copies of material correspondence with all regulatory authorities with respect to each Employee Plan and plan summaries, booklets and personnel manuals. No material changes have occurred to the Employee Plans or are expected to occur which would materially affect the actuarial reports or financial statements required to be provided to the Buyer pursuant to this provision.

          (k) All employee data necessary to administer each Employee Plan have been provided by the Company to the Buyer and are true and correct as of the date of this Agreement and the Company will notify the Buyer of any changes thereto.

     2.15 Contracts and Agreements. Attached hereto as Schedule 2.15 is a true and complete list and brief description of all written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness, guarantees, agreements with distributors, suppliers, dealers, franchisors and customers, service agreements, collective bargaining agreements and union agreements) to which the Company is a party or by which the Company, its properties or assets are bound pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, $2,500 or more (collectively, the "Contracts"). Except as set forth at Schedule 2.15, the Company is not and, to the best knowledge of the Sellers and the Company, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any of the Contracts, and has not waived any right under any of the Contracts. Except as set forth in Schedule 2.15, the Company has not guaranteed any obligations of any other person or entity. Except as set forth in Section B of Schedule 2.15, the Company has obtained all consents required under the Contracts listed in Schedule 2.15. In connection with the Contracts listed in Section B of Schedule 2.15, the parties hereto shall use their reasonable best efforts to obtain, as soon as practicable after Closing, any required consents under the Contracts listed in Section B of Schedule 2.15.

     2.16 Claims and Proceedings. Except as set forth in Schedule 2.16, there are no actions, suits, legal, administrative or regulatory proceedings or investigations pending or, to the knowledge of the Company and/or Sellers, threatened, against or relating to the Company or either of the Sellers, their properties, assets or the Business or the transactions contemplated by this Agreement, and neither any of the Sellers nor the Company knows of, nor has any reason to be aware of, any basis for the same. There are no outstanding judgments, orders, decrees, writs, injunctions or awards with respect or affecting the Company, its properties or the Shares. To the knowledge of the Company and/or Sellers, there are no actions, suits, legal, administrative or regulatory proceedings or investigations pending or threatened against any of the Company's or the Sellers' officers and directors in connection with the Business.

     2.17 Taxes. With respect to the Business and the Company, the Company has duly and timely filed with the appropriate Canadian, federal and provincial or municipal government agencies, all Tax Returns (as hereinafter defined) required to be filed by it prior to the date hereof in respect of any Taxes (as hereinafter defined); such Tax Returns are true, accurate and complete; all elections required to be made by the Company and all necessary filings in respect of matters reported in such Tax Returns have been filed on a timely basis and are true, accurate and complete; and the Company has paid or will pay in full all Taxes which are due and payable and there are no outstanding assessments or reassessments of Taxes relating to the Company or the Business. The Company has made all withholding of Taxes required to be made under all applicable statutes and regulations and such withholdings have either been paid to the appropriate governmental agencies or set aside in accounts for such purposes or been accrued, reserved against and entered upon the appropriate books of the Company. The Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, license, payroll, goods and services tax (GST), federal and provincial capital taxes, social services, health, franchise, social security, workmen's compensation and unemployment taxes or payments imposed by or required to be withheld for or paid to any Canadian, or any provincial or local, government or subdivision or agency thereof; and such term shall include any interest, penalties and additions to tax. Neither the Company nor any Seller owns or leases any properties, real or personal, located in the United States, and neither the Company nor any Seller is or has previously been engaged in a trade or business in the United States. For purposes of this Agreement, the term "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.

     2.18 Personnel. Attached hereto as Schedule 2.18 is a list of the names of the directors and executive officers of the Company, and the names and annual rates of compensation of the employees of Company whose annual rates of compensation (including base salary, bonus and incentive pay) are expected to exceed by the Closing Date $25,000 annually. Schedule 2.18 also contains a list of all employment contracts of the Company, true and accurate copies of which (including all amendments) have been delivered to Buyer. The employee relations of the Company are good and there is no pending or, to the best knowledge of the Sellers, and the Company, threatened labor dispute or union organization campaign except as disclosed in Schedule 2.16. Copies of all current collective bargaining agreements and labor agreements have been delivered to Buyer and the Company is in compliance, in all material respects, with all such agreements. The Company is in compliance in all material respects with all federal and provincial laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practices.

     2.19 Business Relations. None of the Company or the Sellers knows nor has any reason to believe that any customer or supplier of the Company will cease to do business with the Company, in the same manner and at the same levels as previously conducted with the Company, as a result of the consummation of the transactions contemplated hereby.

     2.20 Accounts Receivable. All of the accounts, notes, and loans receivable that have been recorded on the books of the Company are bona fide and represent amounts validly due for goods sold or services rendered. Except as disclosed on Schedule 2.20 hereto (a) all of such accounts, notes, and loans receivable are free and clear of any security interest, lien, hypothec, encumbrance, adverse interest or other charge; and (b) none of the obligors of such accounts, notes, or loans receivable has given notice to the Company that it will or may refuse to pay the full amount or any portion thereof.

     2.21 Bank Accounts. Attached hereto as Schedule 2.21 is a list of all banks or other financial institutions with which the Company, or any Seller (in the conduct of the Business), has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

     2.22 Agents. Except as set forth on Schedule 2.22 hereto, the Company has not designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or agency which is presently in effect or could become effective in the future.

     2.23 Warranties. Except as set forth on Schedule 2.23 and except for warranty claims that are typical and in the ordinary course of the Company's Business, there is no outstanding claim against the Company for breach of product or service warranty to any customer. To the best knowledge of the Sellers and the Company, no state of facts exists, and no event has occurred, which may form the basis of any present claim against the Company for liability on account of any express or implied warranty to any third party in connection with products sold or services rendered by the Company.

     2.24 No Brokers. The Company and the Sellers have not, individually or in concert, engaged, or caused to be incurred any obligation or liability to any finder, broker, or sales agent for brokerage or finders' fees or agents' commissions or like payment in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

     2.25 Interests in Competitors, Suppliers, Customers, etc. Except as disclosed in Schedule 2.25 hereto, no officer, director or shareholder of the Company or any Affiliate (as defined hereinafter) of any such officer, director or Shareholder, nor any officer, director or shareholder of the Sellers (or either of them) has any ownership interest in any competitor, supplier, or customer of the Company (other than ownership of securities of a publicly-held corporation of which such person owns, or has real or contingent rights to own, less than one percent of any class of outstanding securities and other than ownership by the Sellers of the CEI Shares upon Closing) or any property used in the operation of the Company's Business. For purposes of this Agreement, "Affiliate" shall have the meaning assigned to it in Section 2(1) of the Canada Business Corporations Act.

     2.26 Indebtedness to and from Officers, Directors, Company, the Sellers and Employees. Attached hereto as Schedule 2.26 is a true and complete list and brief description of the payment terms of all indebtedness of the Company to any officer, director, shareholder or employee of the Company or the Sellers and all indebtedness of any officer, director, shareholder, or employee of the Company or the Sellers to the Company, excluding indebtedness for travel advances or similar advances for expenses incurred on behalf of and in the ordinary course of the Company's Business and consistent with its past practices.

     2.27 Undisclosed Liabilities. Except as indicated in Schedule 2.27 hereto and the other Schedules hereto, the Company has no material liabilities (whether absolute, accrued, contingent or otherwise), of a nature required by GAAP applied on a consistent basis to be reflected on a corporate balance sheet or disclosed in the notes thereto, except such liabilities which are accrued or reserved against in the Balance Sheets or disclosed in any notes thereto.

     2.28 Environmental Matters. The Company has conducted its Business, and the Company and all its properties are, in compliance in all material respects with all federal, provincial and local energy, public utility, health, safety and environmental laws, regulations, orders, permits, licenses, approvals, ordinances and directives including, but not limited to, the Environment Quality Act (Quebec) and the Canadian Environmental Protection Act (Canada) and any similar federal, provincial or local laws (collectively, "Environmental Obligations") and all other federal, provincial or local regulations, except where failure to comply would not have a Material Adverse Effect on the Company. No claim has been made by any governmental authority (and to the best of the knowledge of the Company, no such claim is anticipated) to the effect that the Business conducted by the Company fails to comply with any Environmental Obligation.

     2.29 Information Furnished. The Company and the Sellers have made available to Buyer true and correct copies of all corporate records of the Company and all agreements, documents, and other items listed on the Schedules to this Agreement or referred to in Article II of this Agreement and except as disclosed in Schedule 2.29 hereto, neither this Agreement, the Schedules hereto, nor any information, instrument, or document delivered to Buyer pursuant to this Agreement contains any untrue statement or a material fact or omits any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

     2.30 Residency. Each of Sellers hereby represents to Buyer that it is not a non-resident of Canada within the meaning of the Income Tax Act of Canada.

     2.31 Conduct of the Business. As of and since May 31, 1996, and except as disclosed in this Agreement and any Schedules hereto, neither the Company nor any of the Sellers have engaged in any activity or entered into any transaction, agreement or understanding which would constitute a direct or indirect breach of any covenant of the Sellers or the Company set forth in Section 5.1 hereof as if the Company and the Sellers were bound by Section 5.1 as of and following May 31, 1996 through the date hereof.

     2.32 Books and Records. The minute books of the Company are complete and accurate, and contain copies of all by-laws and resolutions passed by the Sellers and directors since the date of its incorporation by letters patent, all of which by-laws and resolutions have been duly passed. The share certificate books, registers of shareholders, registers of transfers and registers of directors of the Company are complete and accurate.

     2.33 Stand Alone. No part of the business of the Company is conducted through any person or entity other than the Company. None of the Sellers has any interest in any property, immoveable or real, moveable or personal, tangible or intangible, used in or pertaining to the Business of the Company.



                                  ARTICLE III

               BUYER'S AND CEI'S REPRESENTATIONS AND WARRANTIES


     Buyer and CEI hereby jointly and severally represent and warrant to the Sellers as follows:

     3.1 Due Organization. Each of CEI and Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state or province of its incorporation and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of CEI and Buyer is qualified to do business in the places and in the manner now conducted except where the failure to be so authorized or qualified would not have a Material Adverse Effect on its business.

     3.2 Capitalization. The authorized capital stock of CEI consists of (i) 300,000,000 shares of CEI common stock, par value $0.0002 per share, of which 70,351,327 shares were outstanding as of August 29, 1996, (ii) 3,000,000 shares of non-voting common stock, par value $0.0002 per share, none of which was outstanding as of August 29, 1996, and (iii) 25,000,000 shares of preferred stock, par value of $.0001 per share, none of which was outstanding as of

August 29, 1996. All of the issued and outstanding shares of CEI are validly issued and are fully paid, nonassessable and free of preemptive rights.

     3.3 Due Authorization; Non-Contravention; Approvals. Each of CEI and Buyer has all requisite power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action of CEI and Buyer, and the Agreement has been duly and validly executed and delivered by Buyer and CEI and constitutes valid and binding obligations of CEI and Buyer, enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates or other documents contemplated hereby) by CEI and Buyer, shall not (a) violate any federal, provincial, county, or local law, rule, or regulation or any decree or judgment of any court or governmental, administrative or regulatory authority applicable to CEI or Buyer or their property or assets, (b) violate or conflict with, or permit the cancellation of, or constitute a default under any agreement to which CEI or Buyer is a party or by which CEI or Buyer or their respective properties or assets are bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property or assets of CEI or Buyer, or (d) violate or conflict with any provision of the charter or bylaws of CEI or Buyer. Each of CEI and Buyer has or will obtain or complete, as applicable, within the requisite time periods all consents, qualifications, orders, approvals, authorizations or filings with any governmental, regulatory or administrative authority which are required of CEI or Buyer in connection with the transactions contemplated by this Agreement.

     3.4 No Brokers. Neither CEI nor Buyer has engaged, or caused to be incurred any liability or obligation to any finder, broker or sales agent for brokerage or finders' fees or agents' commissions or like payment in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

     3.5 CEI Shares. The CEI Shares to be issued to the Sellers pursuant to this Agreement, when issued in accordance to the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable. Subject to Sellers' compliance with the Transfer Restriction Agreement (as defined below) executed and delivered to CEI by the Sellers, the CEI Shares will be freely tradeable pursuant to Regulation S as promulgated by the Securities and Exchange Commission ("SEC") under the 1933 Act, as amended.

     3.6 SEC Filings; Disclosure. CEI has filed with the SEC all material forms, statements, reports and documents required to be filed by it under each of the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), and their respective rules and regulations, all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder. The Annual Report on Form 10-K of CEI for the fiscal year ended March 2, 1996 (the "CEI 10-K") filed with the SEC under the 1934 Act, and all other reports and proxy statements filed or required to be filed by CEI under the 1934 Act since March 2, 1996 have been duly and timely filed by CEI, were in substantial compliance with the requirements of their respective forms and applicable rules and regulations and were complete and correct in all material respects as of the dates at which the information was furnished, and contained no untrue statement of a material fact and did not omit to state any material fact required to be included therein or necessary in light of the circumstances under which the statements made therein were made in order to make the statements made therein not misleading. A true and complete list of all such filings with the SEC under the 1934 Act (excluding exhibits) since March 2, 1996 is set forth in Schedule 3.6 hereto and copies of such filings have been delivered by Buyer to the Sellers.

     3.7 Exemption of Offering and Issuance of CEI Shares. Assuming the validity of the Sellers' representations and warranties under Article III of this Agreement and under the Transfer Restriction Agreement (as hereinafter defined), the offer and issuance of the CEI Shares to Sellers in accordance with this Agreement constitutes a transaction exempt from the registration requirements of Section 5 of the U.S. Securities Act of 1933, as amended and [the securities laws and regulations of Canada and its provinces and other subdivisions (the "Acts"), and neither CEI nor Buyer nor any other person acting on behalf of either of them will take any action hereafter that could cause the loss of such exemptions.


                                  ARTICLE IV
                               OTHER AGREEMENTS

     4.1 Employment Agreements. CEI and Buyer acknowledge receipt of all employment agreements delivered by the Company to the Buyer pursuant to Section
2.18 (the "Company's Employment Agreements"). Buyer undertakes to respect the terms and conditions of the Company's Employment Contracts. Notwithstanding the foregoing, Buyer agrees to modify the employment agreements of Donald Pouliot, Jacques Marotte and Claude Valentine (together, the "Management Employment Agreements") (i) to eliminate any profit sharing component of such contracts after the Company's fiscal year ending October 31, 1996, and (ii) to add an incentive bonus system and non-compete provision to each such contract. The incentive bonus provision will be based on actual yearly results of the Company compared to budget objectives and, if such criteria were satisfied, the incentive bonus would equal at least ten percent (10%) of the person's annual salary. The non-competition provision shall provide that for a period of one or two years, as the case may be, following the person's employment with the Company, that the person may not, without the prior written consent of CEI, signed by its Chief Executive Officer, directly or indirectly, engage in, become associated with, or employed in the office products business anywhere in the Province of Quebec. The modifications to the Management Employment Agreements are attached hereto as Exhibit F.

     4.2 Resignations of Clermont Pouliot and Herman Pouliot. At Closing, Clermont Pouliot and Herman Pouliot shall tender their resignation as employees and board members of the Company.

     4.3 Non-Competition Agreement. On the Closing Date, Clermont Pouliot and Herman shall execute and deliver to Buyer the Non-Competition Agreements substantially in the form of Exhibit C attached hereto.

     4.4 Transfer Restriction Agreement. At Closing, the Sellers shall deliver to CEI and Buyer the Transfer Restriction Agreement substantially in the form of Exhibit B hereto.

     4.5 Further Assurances. From time to time after the Closing, at the request of Buyer, the Sellers without further consideration, will each execute and deliver to Buyer such other instruments of conveyance, assignment, transfer, and delivery and take such other action as the Buyer may reasonably request in order to consummate the transactions contemplated hereby.

     4.6 Conduct of the Business. From the Closing Date until October 31, 1996, Buyer shall (i) cause the Company not to engage in any activity or enter into any transaction outside the ordinary or usual course of its business or its past practices, (ii) maintain the accounting methods used by the Company immediately prior to Closing and (iii) maintain the Company's corporate existence. The October 31, 1996 Financials of the Company shall be prepared from the books and records of the Company kept in accordance with GAAP, consistently applied and consistent with the past practice of the Company so as to fairly present the financial condition of the Company as of October 31, 1996.


                                   ARTICLE V
                        COVENANTS OF COMPANY AND SELLERS

     5.1 Conduct of Business Pending Closing. From the Effective Date to the Closing Date:

         (a) Negative Covenants. Except as otherwise contemplated by this Agreement, or as Buyer may otherwise consent to in writing, the Company shall not, and the Sellers shall cause the Company not to engage in any activity or enter into any transaction outside of the ordinary and usual course of its business or its past practices. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, the Company shall not and the Sellers shall cause the Company not to: (i) subject to Section 4.5 hereof, make, declare, set aside, or pay any dividend or other distribution to its shareholders or officers, except for regular compensation and commissions required under existing employment agreements; (ii) enter into any compensation arrangement with any of the officers, directors or key employees of the Company except in the ordinary course of business and in compliance with existing employment agreements of the Company; (iii) acquire or accrue any capital assets having an individual cost in excess of $5,000, or an aggregate cost in excess of $15,000 or incur any liability (other than in the ordinary course of business) in excess of $15,000 without Buyer's prior written consent which shall not be unreasonably withheld or delayed; (iv) enter into any lease agreement or other material agreement in connection with any property owned by the Company; (v) take any action that could reasonably be expected to adversely affect the consummation of the transactions contemplated by this Agreement, or the Business, operations, properties, financial condition or prospects of the Company, or (vi) agree to do any of the foregoing.

         (b) Conduct of Business. The Company shall, and the Sellers shall use their best efforts to cause the Company to, preserve substantially intact its business organizations and present relationships with its customers, suppliers and employees and to maintain all of its insurance currently in effect. The Company will not take any action that could reasonably be expected to have a Material Adverse Effect on the Company.

         (c) Notice of Breach. The Company and the Sellers shall give prompt notice to Buyer of any notice of material default received by the Company under any material instrument or agreement, or any Material Adverse Change occurring in the Business prior to the Closing Date.

         (d) Other Parties. Prior to the Closing, neither the Company nor either Seller, nor any of their representatives, advisors or affiliates shall solicit, encourage or discuss any Acquisition Proposal (as defined below) or supply any non-public information concerning the Company or the Business or its properties or assets to anyone who may be contemplating an Acquisition Proposal other than Buyer, CEI and their affiliates and representatives, or disclose to anyone (other than representatives and legal or accounting advisors on a "need-to-know" basis) the existence or terms of this Agreement. For purposes of this Agreement, an "Acquisition Proposal" is any proposal other than the transactions contemplated by this Agreement, for (i) any merger or other business combination involving any or all of the Company or the Sellers, or (ii) the acquisition of all or a material equity interest in or a material portion of the assets of the Company, or (iii) the dissolution or liquidation of the Company.

         (e) Access to Information. The Company shall, and the Sellers shall cause the Company to afford Buyer, CEI and their representatives full and unrestricted access, during normal business hours and upon reasonable notice, to all of the assets, properties, operations, books, records, contracts, documents and agreements of the Company (including financial, tax basis, budget projections, auditors' workpapers and other information as Buyer may request), and to the personnel, customers, suppliers and independent auditors of the Company, and Buyer, CEI and their representatives shall be entitled to make copies of all such materials. Information and materials made available to Buyer, CEI and their representatives pursuant to this subsection shall be used to conduct a due diligence examination of the Company for the purpose of determining whether Buyer should consummate the transactions contemplated hereby. If the Closing does not occur, all documents, materials, copies and computer information provided by the Company to Buyer shall be returned to the Company forthwith. Prior to the Closing, Buyer, CEI and their representatives shall maintain in confidence all information and materials made available to Buyer, CEI and their representatives pursuant to this subsection.

         (f) Transfer Restrictions. The Sellers and the Company shall not sell, transfer, pledge, hypothecate or grant a security interest in, or otherwise dispose of or encumber, any of the Shares or any ownership interest in the Company without the prior written consent of Buyer.

     5.2 Consents of Others. Prior to the Closing, the Company and the Sellers shall use their best efforts to obtain and to cause the Company to obtain all authorizations, consents and permits required, if any, to permit them to consummate the transactions contemplated by this Agreement.

     5.3 Sellers' Efforts. The Company and the Sellers, jointly and severally, shall use their reasonable efforts to cause all conditions for the Closing to be met.

     5.4 Powers of Attorney. The Sellers shall cause the Company to terminate at or prior to Closing all powers of attorney granted by the Company, other than those relating to service of process, qualification or pursuant to governmental regulatory or licensing agreements.


                                  ARTICLE VI
           CONDITIONS TO OBLIGATION OF PARTIES TO CONSUMMATE CLOSING

     6.1 Conditions to Buyer's Obligations. The obligation of Buyer under this Agreement to consummate the Closing and purchase the Shares is conditioned upon satisfaction of the following conditions precedent:

         (a) Covenants, Representations and Warranties. The Company and the Sellers shall have performed all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing Date. The representations and warranties of the Company and the Sellers set forth in this Agreement shall be accurate, true and complete at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for any changes resulting from activities or transactions which may have taken place after the date hereof and which are permitted or contemplated by the Agreement or which have been entered into in the ordinary course of business and except to the extent that such representations and warranties are expressly made as of another specified date and, as to such representations, the same shall be true as of such specified date.

         (b) Consents. All statutory requirements for the valid consummation by the Company, the Sellers, and Buyer of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents, approvals and waivers, including those of all third parties and all federal, provincial, local and foreign governmental agencies and regulatory authorities necessary or desirable to be obtained in order to permit the consummation of the transactions contemplated hereby and by the documents and agreements referred to herein shall have been obtained in form and substance reasonably satisfactory to Buyer. All approvals of the Boards of Directors and/or the shareholders, as the case may be, of the Company and the Sellers necessary for the consummation of this Agreement and the transactions contemplated hereby shall have been obtained, unless the failure to obtain any such authorization, consent or approval shall not have a Material Adverse Effect on the Company.

          (c) Financial Condition. Each of the following shall be true and complete as of the Effective Date (the "Financial Assumptions"):

               (i) The Company's cash position shall be positive (or, if negative, the negative balance shall be considered Debt as defined below for purposes of this Agreement);

               (ii) The aggregate total Debt of the Company shall not exceed $4,800,000. "Debt" shall mean all long-term debt (including the current portion of long-term debt), notes payable, bank debt, capital leases, operating leases (excluding real estate leases and accounts payable over stated terms, all of which amounts are reflected in the Effective Date Balance Sheet);

               (iii) The Company shall have no past due taxes and no current liability for any taxes other than current taxes not yet due or payable which shall be properly accrued on dated the Effective Date Balance Sheet;

               (iv) The Company's accounts payable outstanding shall in the aggregate not be greater than historical levels;

               (v) The Company's accrued liabilities shall not be greater than historical levels; and

               (vi) The Company's inventory of regular warehouse stocking items shall be approximately at historical levels.

     For purposes of this sub-section (c), "historical levels" means an amount not to exceed 120% of the amount shown on the unaudited balance sheet of the Company for the corresponding time immediately preceding the Effective Date.

          (d) Material Adverse Change. Except as disclosed in Section 2.8 of this Agreement and Schedules 2.8 hereto, since May 31, 1996, there has been no change which would have a Material Adverse Effect on the Company.

          (e) Board Approval. Upon completion of Buyer's due diligence examination, Buyer shall have received final approval of this Agreement and the transactions contemplated hereby by the Board of Directors of CEI and Buyer.

          (f) Documents to be Delivered by the Sellers and the Company. The following documents shall be delivered at the Closing by the Sellers and the
Company:

               (i) A Notes and B Notes. Sellers shall have transfered and assigned to Buyer the B Notes. Sellers shall have transfered and assigned to CEI the A Notes.

               (ii) Non-Competition Agreement. The Shareholders shall have executed and delivered the Non-Competition Agreement in substantially the form attached as Exhibit C hereto.

               (iii) Share Certificates. The Sellers shall have delivered the share certificates representing the Shares, duly endorsed for transfer to Buyer.

               (iv)   [intentionally deleted].

               (v) Escrow Agent. The Sellers shall have delivered to Buyer at the Closing the duly executed Escrow Agreement required pursuant to Section
     1.5 hereof in substantially the form attached as Exhibit A hereto.

               (vi) Opinion of Counsel to the Sellers and the Company. Buyer shall have received an opinion of Lavery, de Billy, counsel to the Sellers and the Company, dated the Closing Date, in substantially the form attached as Exhibit D hereto.

               (vii) Joint Certificate of Payment. The Sellers shall have executed and delivered the cross-receipt in substantially the form attached as Exhibit E hereto.

               (viii) The Transfer Restriction Agreement. Sellers shall have executed and delivered the Transfer Restriction Agreement in substantially the form attached as Exhibit B.

          (g) Employment Agreements. Messrs. Marotte, Pouliot and Valentine shall have amended their respective employment agreements in the manner provided in Section 4.1 and in the form attached as Exhibit F.

          (h) Litigation. There shall be no actions, claims, investigations, or other proceedings pending or threatened to restrain, enjoin or invalidate any transaction contemplated by this Agreement.

     6.2 Conditions to the Sellers', Shareholders' and Company's Obligations. The obligation of the Sellers, the Shareholders and the Company under this Agreement to consummate the Closing is conditioned upon satisfaction of the following conditions precedent:

          (a) Covenants, Representations and Warranties. Buyer and, where applicable, CEI shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by Buyer or CEI prior to or at the Closing and the representations and warranties of Buyer and CEI set forth in Article III hereof shall be accurate, true and complete in all material respects, at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date except for any changes resulting from activities or transactions which may have taken place after the date hereof and which are permitted or contemplated by the Agreement or which have been entered into in the ordinary course of business and except to the extent that such representations and warranties are expressly made as of another specified date and, as to such representations and warranties, the same shall be true as of such specified date.

          (b) Consents. All statutory requirements for the valid consummation by Buyer and CEI of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation by Buyer of the transactions contemplated hereby shall have been obtained unless the failure to obtain any such authorization, consent or approval shall not have a Material Adverse Effect on the Company.

          (c) Payments.

               (i) Shares Purchase Price. Buyer shall have paid to the Sellers $17,000,000, which amount equals the Shares Purchase Price minus the Escrow Sum.

               (ii) Escrow Funds. Buyer shall have delivered to the Escrow Agent the Escrow Sum.

               (iii) Notes Purchase Price. Buyer shall have paid to the Sellers $1,000,000 for delivery of the B Notes. CEI shall have delivered share issuance confirmations to the Sellers for the delivery of CEI Shares having a value of $12,000,000 (which amount shall first be converted to U.S. Dollars as set forth in Section 1.3(c)) in exchange for the A Notes. The actual CEI Share certificates (which shall contain legends as required) will be delivered to the Sellers within three business days after Closing;

          (d) Documents to Be Delivered by Buyer or CEI. The following documents shall be delivered at the Closing by Buyer or CEI:

               (i)    [intentionally deleted]

               (ii) Escrow Agreement. Buyer and the Escrow Agent shall have delivered to the Sellers at the Closing the duly executed Escrow Agreement required pursuant to Section 1.5 hereof in substantially the form attached as Exhibit A hereto.

               (iii)  [intentionally deleted].

               (iv) Joint Certificate of Payment. A certificate of payment substantially in the form of Exhibit E attached hereto.

               (v) CEI Shares. CEI shall have delivered share issuance confirmations for the CEI Shares pursuant to Section 1.3(d) hereof.

               (vi) The Transfer Restriction Agreement. CEI shall have executed and delivered the Transfer Restriction Agreement in substantially the form attached as Exhibit B.

               (vii) Employment Agreements. Messrs. Valentine, Pouliot and Marotte shall have amended their respective employment agreement in the manner provided in Section 4.1 and in the form attached hereto as Exhibit F.

               (viii) Opinion of Counsel for CEI. Sellers shall have received an opinion from Richard L. Millett, Jr., Esq., general counsel to CEI, dated the Closing Date, in substantially the form attached as Exhibit G.


                                  ARTICLE VII
                                INDEMNIFICATION

     7.1 Indemnification of Buyer. The Sellers agree to jointly and severally indemnify and hold harmless Buyer and each officer, director, and affiliate of Buyer, including, without limitation, CEI or any successor of Buyer or CEI (collectively, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating, preparing and pursuing for any litigation or proceeding) (collectively, the "Indemnifiable Costs"), which any of the Indemnified Parties may directly or indirectly sustain, or to which any of the Indemnified Parties may be subjected, arising out of (A) any misrepresentation, breach or default by the Sellers or the Company of or under any of the covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith; and (B) the Company's tortious acts or omissions to act prior to the Closing for which the Company did not carry sufficient liability insurance for itself as the insured party, whether or not such acts or omissions to act result in a breach or violation of any representation or warranty; and (C) any Indemnifiable Costs arising in connection with certain discrepancies noted in connection with the certificates of location and local municipal regulations for the Company's properties located at 850 Des Rocailles, Quebec City, Quebec and 10350 Renaude Lapointe, Ville d'Anjou, Quebec; provided, however, Sellers shall have no liability to Buyer for Indemnified Costs in connection with subsections (A) and (B) above unless and until such Indemnified Costs exceed $50,000, in which case Sellers' liability to Buyer shall only include those amounts in excess of $50,000. The amount of any Indemnifiable Costs shall be reduced by the amount of the insurance proceeds, if any, received by the Indemnified Party with respect to the Indemnifiable Costs. Notwithstanding anything to the contrary herein contained, the maximum liability of each of the Sellers arising pursuant to this Section shall not exceed an amount equal to the sum of the Purchase Price plus the amount of Buyer's August 30, 1996 loan to the Company.

     7.2 Defense of Claims. If any legal proceeding shall be instituted, or any claim or demand made, against any Indemnified Party in respect of which the Sellers may be liable hereunder, such Indemnified Party shall give prompt written notice thereof to the Sellers and, except as otherwise provided in Section 7.3 below, the Sellers shall have the right to defend, or cause the Company or its successor to defend, any litigation, action, suit, demand, or claim for which it may seek indemnification unless, in the reasonable judgment of Buyer, such litigation, action, suit, demand, or claim, or the resolution thereof, would have an ongoing effect on Buyer, the Company or their successors, in which event, the Buyer shall be entitled to defend any such litigation. In the event Buyer determines that it shall defend such litigation, the Sellers may nevertheless participate in such litigation in a manner that does not adversely affect the outcome of the litigation for the Buyer. If the Sellers defend the litigation, suit or claim, the Indemnified Party shall extend reasonable cooperation in connection with such defense, which shall be at the Sellers' expense. If Sellers elect to participate in any such litigation, Buyer shall not settle such litigation without the prior consent of Sellers which consent will not be unreasonably withheld. If the Sellers fail to defend the same within a reasonable length of time, the Indemnified Parties shall be entitled to assume the defense thereof, and the Sellers shall be liable to repay the Indemnified Parties for all expenses reasonably incurred in connection with said defense (including reasonable attorneys' fees and settlement payments) if it is determined that such request for indemnification was proper. If the Sellers fail to defend or elect not to participate in the defense of any litigation, action, suit, demand, or claim, the Indemnified Parties shall have the absolute right to control the defense of and to settle, in their sole discretion and without the consent of the Sellers, such litigation, action, suit, demand, or claim.

     7.3 Tax Audits, etc. In the event of an audit of a return of the Company with respect to which an Indemnified Party might be entitled to indemnification pursuant to this Article VII, Buyer shall have the right to control any and all such audits which may result in the assessment of additional Taxes against the Company and any and all subsequent proceedings in connection therewith, including appeals. The Sellers (who may participate in such litigation in a manner that does not adversely affect the Buyer) shall cooperate fully in all matters relating to any such audit or other Tax proceeding (including according access to all records pertaining thereto), and will execute and file any and all consents, powers of attorney, and other documents as shall be reasonably necessary in connection therewith. If Sellers elect to participate in any such litigation, Buyer shall not settle such litigation without the prior consent of Sellers which consent will not be unreasonably withheld. If additional Taxes are payable by the Company as a result of any such audit or other proceeding, the Sellers shall be responsible for and shall promptly pay all Taxes, interest, and penalties (which become due as a result of any such audit) for taxes accrued as of the Effective Date.

     7.4 Indemnification of the Sellers. Buyer and CEI agree to indemnify and hold harmless the Sellers from and against any Indemnifiable Costs arising out of (A) any misrepresentation, breach or default by Buyer or CEI, as the case may be, of or under any of the covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith and (B) any tortious acts or omissions by Buyer or CEI, as the case may be, after the Closing, whether or not such acts or omissions to act result in a breach or violation of any representation or warranty.

     7.5 Notice of Claim. Before Buyer or the Sellers may claim against any of the other parties under the indemnity provided in Article VII of this Agreement, the party claiming that it is entitled to indemnification (the "Indemnitee") shall first serve written notice of any alleged breach, nonperformance, misrepresentation, omission or the like giving rise to the claim for indemnification, along with supporting documentation, and no action shall commence to enforce the indemnity if the other party cures the breach and compensates the Indemnitee for all such damages or other amounts due within thirty days after delivery of the written notice and supporting documentation. Prior to the arbitration of any such claims, the parties shall make a good faith effort to meet and resolve the dispute.

     7.6 Arbitration Provisions. If the parties have been unable to resolve any dispute arising under this Article VII or the escrow payout provisions of
Section 1.5 of this Agreement, then any dispute or controversy arising with respect to a claim of indemnification hereunder shall be settled by arbitration by a single arbitrator under the rules of The Arbitration Act and such arbitration shall be administered in Montreal, Quebec. All proceedings shall be conducted in English. The expenses of the party that prevails in the arbitration, including attorneys' fees and arbitration expenses, shall be paid by the losing party. If each party prevails in part, the arbitrators will determine the appropriate allocation of expenses among the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the Quebec courts for this purpose. The parties may pursue all other remedies with respect to any claim not subject to arbitration.

     7.7 Trust Provision.  To the extent that the indemnity contained in this
Article is given in favor of persons who are not parties to this Agreement, the benefit of such indemnities shall be held by Buyer in trust for the persons named in Section 7.1 and by the Sellers in trust for the persons named in
Section 7.4 and may be enforced directly by such persons.


                                  ARTICLE VIII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     8.1 Survival. Each statement, representation, warranty, indemnity, covenant and agreement made by the Company in this Agreement and in any document, Schedule, certificate or other instrument delivered by or on behalf of the Sellers or the Company pursuant to this Agreement or in connection herewith shall be deemed the joint and several statement, representation, warranty, indemnity, covenant and agreement of the Sellers and the Company. All representations and warranties made by each of the parties hereto shall survive Closing for a period of three years following Closing, except for the representation contained in Section 2.28 which shall survive for five years and the representation contained in Section 2.17 which shall survive for the period of the applicable statute of limitations. All covenants and agreements made by each of the parties hereto shall survive the Closing Date without limitation.

                                  ARTICLE IX
                                 MISCELLANEOUS

     9.1 Modifications. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, mailed by certified mail, return receipt requested, or via Federal Express or similar overnight courier service, or by facsimile. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing:

         Company:

         Boulevard Produits de Bureau Inc.
         1616 Eiffel Street
         Boucherville, Quebec
         CANADA
         J4B 7W1
         Attention:  Donald Pouliot
         Fax No.:  (514) 449-2063
         Tel. No.:  (514) 449-4449

         Buyer:

         Corporate Express Canada, Inc.
         120 Traders Blvd. E.
         Mississauga, Ontario
         CANADA
         L4Z 2H7
         Attn: Thomas Kennedy
         Fax No.:  (905) 501-4200
         Tel. No.:  (905) 501-1166
          with a copy to:

          Corporate Express, Inc.
          325 Interlocken Parkway
          Broomfield, Colorado  80021
          Attention:  Richard L. Millett, Jr., Esq.
          Fax No.:  (303) 438-5180
          Tel. No.:  (303) 373-2800

          and:

          Davis, Graham & Stubbs LLP
          370 Seventeenth Street, Suite 4700
          Denver, Colorado  80202
          Attention:  Christopher L. Richardson, Esq.
          Fax No.:  (303) 893-1379
          Tel. No.:  (303) 892-9400

          Sellers:
          -------

          122897 Canada Inc.
          122898 Canada Inc.
          1616 Eiffel Street
          Boucherville, Quebec
          CANADA
          J4B 7W1
          Attention:  Donald Pouliot
          Fax No.:  (514) 449-2063
          Tel. No.:  (514) 449-4449

          with a copy to:

          Marie Andree-Gravel, Esq.
          Lavery, de Billy
          1 Place Ville Marie, Suite 4000
          Montreal, Quebec
          CANADA   H3B 4M4
          Fax No.:  (514) 871-8977
          Tel. No.:  (514) 871-1522

Any such notice so given shall be deemed conclusively to have been given and received when so personally delivered or sent by telecopier or on the fifth day following the sending thereof by private courier or mail. Any party may from time to time change its address herein set forth by notice to the other parties in accordance with this Section.

     9.3 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument. Signatures may be exchanged by telecopy, with original signatures to follow. Each party hereto agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signature of the other parties hereto.

     9.4 Expenses. Each of the parties hereto will bear all costs, charges and expenses incurred by such party in connection with this Agreement and the consummation of the transactions contemplated herein. Buyer and the Sellers shall share equally any costs associated with establishment and administration of the escrow arrangement set forth in Section 1.5 above.

     9.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Buyer, CEI, the Sellers and the Company and their respective successors and permitted assigns, in accordance with the terms hereof. This Agreement shall not be assignable by the Sellers without the prior written consent of Buyer. This Agreement shall be assignable by Buyer to an affiliate of Buyer without the prior written consent of the Sellers or the Company.

     9.6 Entire and Sole Agreement. This Agreement and the other schedules and agreements referred to herein, constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

     9.7 Governing Law. This Agreement and its validity, construction, enforcement, and interpretation shall be governed by the laws of the Province of Quebec. The parties agree that the courts of the province of Quebec shall have jurisdiction to entertain any action or legal proceedings based on any provision of this Agreement. The language used herein shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any person. The parties hereto agree that all matters involving the construction, interpretation and enforcement of this Agreement (but not the agreements executed in connection herewith unless expressly so provided therein) as to which the parties cannot agree following good faith efforts by at least one of the parties hereto, shall be submitted to binding arbitration in accordance with the procedure set forth at Section 7.6 of this Agreement.

     9.8 Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

     9.9 Public Announcements. Neither party shall make any public announcement of the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     9.10 Waiver. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

     9.11 Ratification; No Agency. This Agreement and all agreements attached as Exhibits hereto shall be executed by the stated representative of the Company, the Sellers, CEI and Buyer and by their execution hereof such parties warrant that they have actual authority to bind their principals. Each of the Sellers, the Company, CEI and Buyer warrant and represent that they are acting on their own behalf and not on behalf of any undisclosed principal or principals in connection with negotiations leading to the completion of the transactions contemplated by this Agreement and the Exhibits hereto.

     9.12 Headings. The descriptive section headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

     9.13 Language Clause. The parties hereby acknowledge that it is their express wish that this Agreement and all documents related hereto be drawn up in the English language. Les parties reconnaissent qui il est de leur volonte expresse que la presente entente et tous les documents s'y rapportant soient rediges en langue anglaise.

     9.14 Knowledge Definition. As used herein, the phrase to the "knowledge of the Sellers" shall mean the actual knowledge of the Sellers, Clermont Pouliot, Herman Pouliot, and Claude Valentine, after reasonable investigation. As used herein "knowledge of the Company" shall mean the actual knowledge of the Company, including, without limitation, Donald Pouliot, Jacques Marotte and Claude Valentine, after reasonable investigation.

                                 *   *   *   *

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

                                       BUYER:

                                       CORPORATE EXPRESS CANADA, INC.


                                       By:_______________________________
                                       Name:  Thomas Kennedy
                                       Title: President


                                       CORPORATE EXPRESS, INC.



                                       By:_______________________________
                                       Name:  Gary M. Jacobs
                                       Title: Executive Vice President



                                       COMPANY:

                                       BOULEVARD PRODUITS DE BUREAU INC.


                                       By:_______________________________
                                       Name:  Herman Pouliot
                                       Title: President




                                       SELLERS:

                                       122897 CANADA INC.


                                       By:_______________________________
                                       Name:  Clermont Pouliot
                                       Title: President

                                       122898 CANADA INC.


                                       By:__________________
                                       Name:  Herman Pouliot
                                       Title: President


                                 INTERVENTION
                                 ------------

The undersigned, Clermont Pouliot and Herman Pouliot (together, "Messers. Pouliot"), hereby represent and warrant that Trust Clermont Pouliot and Clermont Pouliot directly own all of the issued and outstanding shares in the share capital of 97 Inc. and that Trust Herman Pouliot and Herman Pouliot directly own all of the issued and outstanding shares in the share capital of 98 Inc. Messers. Pouliot covenant and declare that, as controlling shareholders of the Sellers, they shall cause the Sellers each, for a period of three years following the Closing Date, (i) to maintain their corporate existence, and (ii) to maintain Liquid Assets (as hereinafter defined) having a realizable value of not less than three million dollars ($3,000,000) (for a combined amount of at least $6,000,000) less the aggregate amount of all finally determined Indemnifiable Claims paid to Buyer by Sellers. As used herein, Liquid Assets shall mean assets that are cash or certified funds or funds convertible into cash, upon notice of 30 days or less to the debtor including certificates of deposits, guaranteed investment contracts, annuities, deposit accounts and other similar liquid assets.

Messers. Pouliot covenant and agree that if during the three-year period beginning on the Closing Date and ending on the third anniversary of the Closing Date Indemnifiable Claims are asserted by Buyer against Sellers, then Messers. Pouliot shall jointly and severally be liable to Buyer for the difference between the aggregate amount, up to but not exceeding $6,000,000, of all finally determined Indemnifiable Claims and the value of the Liquid Assets retained by and available to the Sellers to satisfy an Indemnifiable Claim; provided, however, that in no event shall Messers. Pouliot's liability under this intervention exceed the difference between $6,000,000 and the sum of (i) the value of the Liquid Assets so retained by and available to the Sellers to satisfy the Indemnifiable Claims plus (ii) the amount of any finally determined Indemnifiable Claims paid by Sellers to Buyer; provided, further, however, that nothing herein shall modify the terms of the last sentence of Section 7.1 of the Purchase Agreement. Messers. Pouliot understand and agree that their undertaking hereunder relates to any finally determined Indemnifiable Claims that are asserted against Sellers during the three years immediately following the Closing, whether or not such Claims are finally determined by arbitration or the agreement of the parties prior to the termination of the three year period.

The undertaking hereunder applies to the value of the Liquid Assets net of any costs or expenses (including legal fees) incurred by the Sellers and Messers. Pouliot in connection with the determination of any Indemnifiable Claim asserted by the Buyer.



________________________                  __________________________
CLERMONT POULIOT                          HERMAN POULIOT